Exhibit 99.1

National & Retail Trades and First Call

For release: December 4, 2008 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS NOVEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – December 4, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that total sales for the four-week month ended November 29, 2008 decreased 13.7 percent from the four-week month ended December 1, 2007.  On a comparable store basis, sales decreased 17.5 percent.

Total year-to-date sales decreased 0.9 percent over the comparable prior year period.  On a comparable store basis, year-to-date sales decreased 7.7 percent.

Kevin Mansell, Kohl’s president and chief executive officer, commented, “November sales results were as expected, affected by both lower traffic than last year, and a significant sales shift due to a later Thanksgiving. Post-Thanksgiving results have been significantly stronger than our prior trend, driven by planned strong promotion. Consumers are focused on value, and we have incorporated that into our promotional efforts through the end of the year.”

November Sales Summary
($ in millions)
	Fiscal Period Ended		% Change This Year
	Nov. 29,	Dec. 1,	All	Comp
	2008	2007	Stores	Stores
Month	$ 1,745.6	$ 2,023.2	-13.7%	-17.5%
Year-to-date	12,899.0	13,009.6	-0.9%	-7.7%

As of November 29, 2008, the Company operates 1,004 stores in 48 states, compared to 929 in 47 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, December 4, until 8:30 PM EST on Friday, December 5.  The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS - News) is a family-focused, value-oriented specialty department store offering moderately-priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,004 stores in 48 states. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464